EXHIBIT 99.1

For Immediate Release

Contact:                         Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2013

Greenwich, Connecticut, March 6, 2013 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the quarter ended January 31, 2013.

Diluted Funds from Operations (FFO) for the first quarter of fiscal 2013 was $3,701,000 or $0.12 per Class A Common share and $0.11 per Common share, compared to $8,231,000 or $0.29 per Class A Common share and $0.27 per Common share in last year's first quarter.  FFO for the first quarter of fiscal 2013 includes $4,235,000 (approximately $0.14 per Class A Common Share) in incremental preferred stock dividends and one time non-recurring charges related to the redemption of preferred stock.  In an effort to assist investors in analyzing changes to FFO, we have included a second FFO reconciliation table located at the end of this press release that explains the effect of these one time charges on the company's FFO and FFO per share in the first quarter of fiscal 2013.

Net income (loss) applicable to Class A Common and Common stockholders was $(706,000) or $(0.02) per diluted Class A Common share and $(0.02) per diluted Common share in the first quarter of fiscal 2013 compared to $3,764,000 or $0.13 per diluted Class A Common share and $0.12 per diluted Common share in the same quarter last year.

The per share amounts for both FFO and net income in the first quarter of fiscal 2013 include the effect of the company issuing 2.5 million Class A Common shares in a follow-on public offering and issuing 5.175 million shares of a new Series F Preferred Stock, both in October 2012.  The common stock offering raised net proceeds of $48 million and the preferred stock offering an additional $125 million.  The primary purpose of the preferred stock offering was to fund the future redemption of the Series E and Series C preferred stock.  Although the company incurred an incremental $476,000 in preferred stock dividends for the three months ended January 31, 2013 as a result of the October 2012 preferred offering, the pricing of that offering will allow the company to save $1.375 million in annual preferred dividends in perpetuity upon full redemption of the Series E and Series C preferred stock.  Following the stock offerings, the company elected to redeem the Series E preferred stock in November 2012 at a make whole price of $1.8 million plus the $25 per share liquidation value and also re-purchased approximately 44% of the Series C preferred stock outstanding at a slight premium, but for less than the cost of scheduled dividends to the stated call date.  The company plans on redeeming the remaining Series C preferred stock in May 2013 at the earliest date permissible.  As a result of the redemption of the Series E preferred stock, a portion of the Series C preferred stock and the Company's announced intention to redeem the remaining outstanding shares of the Series C preferred stock, the company incurred charges to expense the original issue costs of the Series C and Series E preferred stock of $3.8 million of which $1.9 million was chargeable in the quarter ended January 31, 2013.

Base rental income (exclusive of a provision for tenant credit losses and straight line rent) from properties owned in the three months ended January 31, 2013 increased by $140,000 when compared to the same properties owned in fiscal 2012.  This resulted from normal base rent increases for in-place leases at our existing properties. Net operating income from properties owned in the three months ended January 31, 2013, when compared to the same properties owned in fiscal 2012, decreased by $160,000 as a result of increased common area maintenance on some of our properties, not all of which could be passed through to tenants.  Properties acquired in fiscal 2012 and the first quarter of fiscal 2013 increased base rental income and net operating income in the first quarter of fiscal 2013 by $436,000 and $376,000, respectively.  At January 31, 2013 the percentage of the gross leasable area of the core properties that was leased amounted to 89.6%, an increase of 0.4% from the end of fiscal 2012.  Our leased percentage continues to be negatively affected by five properties which are under re-development.  The re-development at these five properties ranges from building re-configurations to accommodate tenants to rebuilding facades and reconfiguring portions of the properties to make the properties more marketable to new tenants.  For informational purposes, excluding these re-development properties from our leased percentage calculation results in an occupancy rate of 94% for the remaining 55 core properties.  The company has five equity investments in unconsolidated joint ventures (537,000 square feet); at January 31, 2013 those properties were approximately 96% leased.

Commenting on the quarter's operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said "In the first quarter, we made progress investing our capital from recent equity sales by acquiring equity interests in seven properties.  We purchased a 50% interest in a 76,000 square foot Fresh Market grocery anchored center in Montvale, NJ and a 50% interest in a 24,000 square foot center in Spring Valley, NY.  We also purchased two office properties located in Bernardsville and Chester, NJ which were part of a three building package.  We expect to close on the third property, a grocery anchored center located in NJ, within 45 days.  We also purchased three free standing mature net leased restaurant properties in our market during the quarter and are in contract to purchase three more, which should close in the near future.  The decline in our Funds from Operations for the quarter was expected due to increased preferred stock dividends related to newly issued shares and charges related to the redemption of more costly shares.  At the end of fiscal 2012, the company completed two successful public stock offerings.  In early October the company sold 2.5 million shares of Class A Common stock at a net price of $19.16 per share, close to an all time high at the time, which raised net proceeds of $48 million for the company.  In late October the company sold 5.175 million shares of a new series of perpetual preferred stock with a 7.125% coupon rate, raising an additional $125 million in net proceeds for the company.  The 7.125% coupon on the new preferred stock was the lowest perpetual preferred stock coupon rate in the company's history.  In the fourth quarter of fiscal 2012 the company used $18.2 million of the proceeds to re-purchase and retire a portion of its Series C preferred stock bearing an 8.5% coupon rate.  Shortly following the end of the fiscal year, an additional $62 million was utilized to redeem all of the Series E preferred stock, also bearing a coupon rate of 8.5%.  With the planned redemption of the remaining Series C stock in May 2013, the company should realize annual savings of $1.375 million in preferred stock dividend payments beginning in June 2013.  Both offerings were extremely well received by the investment community and demand for the preferred stock offering significantly exceeded supply."

Mr. Biddle continued, "The Company's number one focus remains leasing the vacant space in our portfolio.  Overall, we feel good about the direction of our leasing, although we do have five properties where the leasing environment coming out of the recession has been more challenging.  For these properties, we believe we have an effective strategy in place to improve each property's position in its local marketplace and, as a result, we expect to be successful in leasing the vacant space at three of those properties in fiscal 2013.  We are currently exploring a zoning change at the fourth property which, if granted, may significantly improve our ability to re-develop that center.  In addition, we are currently seeking zoning approval to construct and operate a self storage facility in the newly vacant 89,000 sf warehouse space at our Yorktown, NY property, which if approved, should enable us to generate higher income than the former warehouse use."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 60 properties containing approximately 5.0 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 173 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 19 consecutive years.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts ("NAREIT").  The Company defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2013 results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2013	2012
Revenues
Base rents	$17,088	$16,714
Recoveries from tenants	6,323	5,302
Lease termination income	-	87
Other income	725	581
Total Revenues	24,136	22,684

Operating Expenses
Property operating	5,258	3,719
Property taxes	3,808	3,752
Depreciation and amortization	4,155	4,212
General and administrative	2,152	1,947
Acquisition costs	153	85
Directors' fees and expenses	108	71
Total Operating Expenses	15,634	13,786

Operating Income	8,502	8,898

Non-Operating Income (Expense):
Interest expense	(2,220)	(2,035)
Equity in net income from unconsolidated joint ventures	182	26
Interest, dividends and other investment income	732	225
Net Income	7,196	7,114

Noncontrolling interests
Net income attributable to noncontrolling interest	(182)	(77)
Net income attributable to Urstadt Biddle Properties Inc.	7,014	7,037
Preferred stock dividends	(3,961)	(3,273)
Redemption of preferred stock	(3,759)	-

Net Income (Loss) Applicable to Common and Class A Common Stockholders	$(706)	$3,764

Diluted Earnings (Loss) Per Share:
Common:	$(.02)	$.12
Class A Common	$(.02)	$.13

Dividends Per Share:
Common	$.2250	$.2250
Class A Common	$.2500	$.2475

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	7,543	7,990
Class A Common and Class A Common Equivalent	23,120	20,710

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2013 Results
 (in thousands, except per share data)

	Three Months Ended
Reconciliation of Net Income (Loss) Available to Common and Class A Common Stockholders To Funds From Operations:	January 31,
	2013	2012
Net Income (loss) Applicable to Common and Class A Common Stockholders	$(706)	$3,764

Real property depreciation	3,228	3,227
Amortization of tenant improvements and allowances	800	847
Amortization of deferred leasing costs	112	123
Depreciation and amortization on unconsolidated joint ventures	188	270
Gain on sale of property	79	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$3,701	$8,231

Funds from Operations (Diluted) Per Share:
Common	$.11	$.27
Class A Common	$.12	$.29

The following table reconciles the company's net income (loss) available to Common and Class A Common Stockholder to Funds From Operations after removing the first quarter preferred stock redemption charges and excess preferred stock dividends (Note 1).

Reconciliation of Net Income (Loss) Available to Common and Class A Common Stockholders To Recurring Funds From Operations:	Three Months Ended January 31,
	2013	2012
Net Income (loss) Applicable to Common and Class A Common Stockholders	$(706)	$3,764
Add: Redemption of preferred stock charges	3,759	-
Add: Excess preferred stock dividends (Note 1)	476	-
Net Income Applicable to Common and Class A Common Stockholders	$3,529	$3,764

Real property depreciation	3,228	3,227
Amortization of tenant improvements and allowances	800	847
Amortization of deferred leasing costs	112	123
Depreciation and amortization on unconsolidated joint ventures	188	270
Loss on sale of property	79	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$7,936	$8,231

Funds from Operations (Diluted) Per Share:
Common	$.23	$.27
Class A Common	$.26	$.29

Note 1 – The Company sold preferred stock in October of 2012 for the main purpose of redeeming its Series E and Series C preferred stock.  The company redeemed the Series E on November 21, 2012 but will not be able to redeem the Series C until May of 2013.  $22,000,000 of the amount raised from the sale of the new preferred stock will be used to redeem the remaining Series C preferred stock in May of 2013.  Until this redemption can take place the Company is incurring excess preferred stock dividends of approximately $476,000 per quarter.

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First Quarter 2013 results
 (in thousands, except per share data)

Balance Sheet Highlights
(in thousands)
	January 31,	October 31,
	2013	2012
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$668,334	$660,375

Investments in and advances to unconsolidated joint ventures	$31,239	$26,708

Total Assets	$651,971	$724,243

Liabilities
Revolving credit lines	$-	$11,600

Mortgage notes payable and other loans	$142,502	$143,236

Total liabilities	$162,488	$228,304

Redeemable Preferred Stock	$21,929	$21,510

Redeemable Noncontrolling Interests	$12,052	$11,421

Total Stockholders' Equity	$455,502	$463,008